Exhibit 4.1

NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 4(A)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND/OR REGULATION D PROMULGATED THEREUNDER.  NEITHER THIS WARRANT NOR THE SHARES ISSUABLE UPON EXERCISE HEREOF MAY BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT AND UNDER PROVISIONS OF APPLICABLE STATE SECURITIES LAWS.

Warrant [•]

STOCK PURCHASE WARRANT

To Purchase [•] Shares of Common Stock of

PETROSHARE CORP.,

a Colorado corporation

THIS CERTIFIES that, for value received, [HOLDER], or assigns (the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time or from time to time on or after the date of issuance of this Warrant (the “Initial Exercise Date”) and on or prior to 5 p.m. Denver time on December 31, 2019 (the “Termination Date”) unless sooner terminated in accordance with the provisions of paragraph 17 as hereinafter described but not thereafter, to subscribe for and purchase from PetroShare Corp., a Colorado corporation (the “Company”), up to [•] shares (the “Warrant Shares”) of common stock, $0.001 par value per share of the Company (the “Common Stock”).  The purchase price of one share of Common Stock (as may be adjusted in accordance with the provisions hereof, the “Exercise Price”) under this Warrant shall be $3.00.

1.             Transferability of Warrant.  Prior to the expiration hereof and subject to compliance with applicable laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed.

2.             Authorization of Shares.  The Company covenants that all shares of Common Stock which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant and payment of the then-applicable Exercise Price, be duly authorized, validly issued, fully paid and non-assessable and free from all liens and charges in respect of the issue thereof (other than charges in respect of any transfer occurring contemporaneously with such issue).

3.             Exercise of Warrant.  Exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the Initial Exercise Date, and before the Termination Date, or such earlier date on which this Warrant may terminate as provided elsewhere in this Warrant, by the surrender of this Warrant and the Notice of Exercise Form annexed hereto duly executed at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Company) and upon payment of the Exercise Price of the shares thereby purchased in the manner provided for herein.  Upon such exercise, the Holder shall be entitled to receive a certificate for the number of shares of Common Stock so purchased. Certificates for shares purchased hereunder shall be delivered to the Holder within five (5) business days after the date on which this Warrant shall have been exercised as aforesaid. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, provided such date is a day on which the NYSE is conducting business, and if not, on the next succeeding business day.  If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the remaining shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

4.             Manner of Payment.  The exercise price of each Warrant shall be paid in cash, certified funds, wire transfer or other collectible funds at the time the Warrant is exercised.

5.             No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall round the number of shares to be issued to the next highest number.

6.             Charges, Taxes and Expenses.  Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and provided further, that upon any transfer involving the issuance or delivery of any certificates for shares of Common Stock, the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto and an opinion of counsel that such assignment is permissible under applicable securities laws.

7.             Closing of Books.  The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant.

8.             Transfer, Division and Combination.

(a)           Subject to compliance with any applicable securities laws (including the provision to the Company of an opinion of counsel for the assignor of this Warrant), transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company, together with the Assignment Form attached hereto duly executed by Holder or its agent or attorney, funds sufficient to pay any transfer taxes payable upon the making of such transfer and an opinion of counsel that such assignment is permissible under applicable securities laws.  Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.  A Warrant, if properly assigned, may be exercised by a new Holder for the purchase of shares of Common Stock without having a new Warrant issued.

(b)           This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by Holder or its agent or attorney. Subject to compliance with Paragraph 8(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

(c)           The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this paragraph 8.

(d)           The Company agrees to maintain, at its aforesaid office, books for the registration and the registration of transfer of the Warrants.

9.             No Rights as Shareholder until Exercise.  This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.  Upon the exercise (as defined in paragraph 3), the Warrant Shares so purchased shall be and be deemed to be issued to such holder as the record owner of such shares as of the close of business on the later of the date of such exercise.

10.          Loss, Theft, Destruction or Mutilation of Warrant.  The Company represents and warrants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant certificate or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

11.          Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

12.          Adjustments of Exercise Price and Number of Warrant Shares.

(a)           Stock Splits, etc. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following (each, an “Adjustment Event”): The Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue any shares of its capital stock in a reclassification of the Common Stock. Upon the occurrence of an Adjustment Event, the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which he would have owned or have been entitled to receive had such Warrant been exercised in advance thereof.  Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per such Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares or other securities of the Company resulting from such adjustment.  An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such Adjustment Event.

(b)           Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets.  In case (i) the Company shall (A) reorganize its capital, (B) reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), or (C) sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation (a “Fundamental Change”) and, (ii) pursuant to the terms of such Fundamental Change, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such Fundamental Change by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event.  In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of Common Stock for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Paragraph 12.  For purposes of this Paragraph 12, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.  The foregoing provisions of this Paragraph 12 shall similarly apply to successive Fundamental Changes.

(c)           No Adjustment for Small Amounts.  Anything in this Paragraph 12 to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Exercise Price unless and until the net effect of one or more adjustments, determined as above provided, shall have required a change of the Exercise Price by at least one cent, but when the cumulative net effect of more than one adjustment so determined shall be to change the actual Exercise Price by at least one cent, such change in the Exercise Price shall thereupon be given effect.

13.          Voluntary Adjustment by the Company.  The Company may at any time during the term of this Warrant, (i) extend the Termination Date or (ii) reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

14.          Notice of Adjustment.  Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall promptly mail by registered or certified mail, return receipt requested, to the Holder notice of such adjustment or adjustments setting forth the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.  Such notice, in absence of manifest error, shall be conclusive evidence of the correctness of such adjustment.

15.          Notice of Corporate Action.  If at any time:

(a)           the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

(b)           there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation or,

(c)           there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to Holder (i) at least 15 days’ prior written notice of the record date for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 30 days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause also shall specify (i) the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up.  Each such written notice shall be sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with Paragraph 19(d).

16.          Authorized Shares.  The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation or any domestic securities exchange upon which the Common Stock may be listed.

17.          Redemption.   The Company shall have the right to redeem any or all outstanding and unexercised Warrants evidenced by this Certificate at a redemption price of $0.01 per Warrant upon fourteen (14) days’ written notice in the event (i) a Registration Statement registering for sale under the Securities Act the shares of the Company’s Common Stock issuable upon exercise of the Warrant, has been filed with the Securities and Exchange Commission and is in effect on the date of written notice and the redemption date contained therein, (ii) there exists on the date of written notice a public quotation for the Company’s Common Stock in any electronic quotation medium, and (iii) the public trading price of the Company’s Common Stock has equaled or exceeded $5.00 per share for twenty (20) out of thirty (30) Trading Days preceding the date of such notice.  The Company shall mail written notice of the redemption to the Holder not less than ten (10) days prior to the date set for redemption.  The holders of the Warrants called for redemption shall have the right to exercise the Warrants evidenced hereby until the close of business on the date next preceding the date fixed for redemption.  On or after the date fixed for redemption, the Holder shall have no rights with respect to this Warrant except the right to receive $0.01 per Warrant upon surrender of this Certificate.

18.          Registration Rights.

(a)           Subject to the remaining provisions of this paragraph, if at any time the Company proposes to register any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash on a form that would also permit the registration of the Warrant Shares, the Company shall promptly give the Holder written notice of such determination, and the Company, subject to the provisions of this paragraph 18, shall use its commercially reasonable efforts to cause to be registered under the Securities Act all of the Warrant Shares issuable under this Certificate.

(b)           In connection with any offering involving an underwriting of shares being issued by the Company as described in Paragraph 18(a) above, the Company shall not be required under Paragraph 18(a) hereof to include Holder’s Warrant Shares in such underwriting unless it accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the sole discretion of the underwriters, jeopardize the success of the offering by the Company.  If the total number of Warrant Shares to be included in such offering is an amount of securities that the underwriters state in their written opinion jeopardizes the success of the offering, the Company shall only be required to include in the offering so many of the Warrant Shares as the underwriters opine (in writing) will not jeopardize the success of the offering, subject to the following provisions and exceptions:

(i)            Except as provided in Paragraph (ii) below, all limitations on the number of shares of Warrant Stock to be included in the applicable underwriting shall be pro rata with respect to the number of Warrant Shares reserved for issuance pursuant to outstanding Warrants of the same class as the Warrants represented by this Certificate.  If Holder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter, and any shares excluded or withdrawn from such underwriting shall be withdrawn from registration.

(ii)           Notwithstanding any provision to the contrary elsewhere herein: (i) if Directors and Officers of the Company elect to include any shares of Common Stock held by them in any offering pursuant to a registration statement filed by the Company (as described in Paragraph 18(a) above), then such shares, subject to the underwriter’s opinion and percentage limitations described in Paragraph (b)(i) above, shall be considered entitled to  “piggyback registration” rights under Paragraph 18(c) hereof, and (ii) if the underwriter for an offering contemplated pursuant to Paragraph 18(a) above determines that marketing factors permit the registration of securities other than those offered for the Company’s account in such an offering (“Piggybacked Securities”), the registration rights granted elsewhere herein to the Holder shall apply to such number of the registrable securities requested to be registered by such Directors and Officers.

(c)           In connection with the preparation and filing of the Registration Statement, the Company agrees to (i) use commercially reasonable efforts to cause such Registration Statement to become and remain effective until the Termination Date; (ii) prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective until the Termination Date; (iii) furnish to the Holder such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as Holder may reasonably request in order to facilitate the disposition of the shares of Common Stock; and (iv) use commercially reasonable efforts to register and qualify the shares of Common Stock covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be identified by the warrant holders for the distribution of the securities covered by the Registration Statement.

(d)           All expenses incurred in connection with the registration, offering and distribution of the shares of Common Stock underlying this Warrant including fees and disbursements of counsel, shall be borne by the Company, including, without limitation, SEC filing fees, Blue Sky filing fees, printing costs, accounting fees costs, transfer agent fees, and any other miscellaneous costs and disbursements.  Notwithstanding the foregoing, each Holder participating in the Registration shall be liable for any and all underwriting discounts, brokerage commissions or other fees or expenses incurred in connection with the sale or other disposition by Holder of the shares of Common Stock covered by the Registration Statement.

(e)           Holder undertakes to comply with all applicable laws governing the distribution of securities in connection with Holder’s sale of Common Stock of the Company acquired pursuant to the exercise of this Warrant, including, without limitation, Regulation M under the Securities Exchange Act of 1934, and to notify the Company of any changes in Holder’s plan of distribution, including the determination of the public offering price and any dealer concession or discount so that the Company can sticker or amend the Registration Statement as the Company deems appropriate in its sole discretion.

19.          Miscellaneous.

(a)           Jurisdiction. This Warrant shall be binding upon any successors or assigns of the Company.  This Warrant shall constitute a contract under the laws of the State of Colorado without regard to its conflict of law principles or rules.

(b)           Restrictions.  The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

(c)           Non-waiver.  No waiver of any breach of this Warrant shall act as a waiver of any preceding or succeeding breach of any of the same or any other covenant contained herein.

(d)           Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder hereof by the Company shall be delivered in accordance with the notice provisions of the Subscription Agreement between the parties.

(e)           Limitation of Liability.  No provision hereof, in the absence of affirmative action by Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(f)            Remedies.  Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(g)           Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder.  The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

(h)           Cooperation.  The Company shall cooperate with Holder in supplying such information as may be reasonably necessary for Holder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption from the Securities Act for the sale of any Warrant or any Warrant Shares.

(i)            Indemnification.  The Company agrees to indemnify and hold harmless Holder from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys’ fees, expenses and disbursements of any kind which may be imposed upon, incurred by or asserted against Holder in any manner relating to or arising out of any failure by the Company to perform or observe in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Warrant; provided, however, that the Company will not be liable hereunder to the extent that any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys’ fees, expenses or disbursements are found in a final non-appealable judgment by a court to have resulted from Holder’s negligence, bad faith or willful misconduct in its capacity as a stockholder or warrant holder of the Company.

(j)            Amendment.  This Warrant may be modified or amended or the provisions hereof waived only with the written consent of the Company and the Holder.

(k)           Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(l)            Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated:

PETROSHARE CORP.,
a Colorado corporation

By:
Stephen J. Foley, Chief Executive Officer

NOTICE OF EXERCISE

To:          PETROSHARE CORP.

The undersigned hereby elects to purchase ____ shares of Common Stock (the “Common Stock”), of PETROSHARE CORP.,  pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes or charges, if any.

Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

Dated:

Signature

ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to __________________________________________________________________________________ whose address is ___________________________________________________________________________________________________________.

	Dated:	__________, ______

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.